Exhibit 99.2

Cray/Media:	Investors:
Steve Conway	John Snyder
651/592-7441	206/262-0291
sttico@aol.com	john@snyderir.com

CRAY INC. RECEIVES NOTICE OF POTENTIAL DELISTING FROM NASDAQ

Company Will Appeal and Common Stock Listing Continues Pending Appeal Outcome

SEATTLE, WA — May 9, 2005- Cray Inc. (Nasdaq NM: CRAY) today announced that on May 6, 2005, it received a notice from the Listing Qualifications Department of The Nasdaq Stock Market stating that due to Cray’s failure to include the auditor’s opinion on management’s assessment of internal control over financial reporting required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in its Form 10-K/A filed on May 3, 2005, the Company was not in compliance with the requirements of Marketplace Rule 4310(c)(14).

As a result the character “E” will be appended to the trading symbol and accordingly the trading symbol for the Company’s common stock will be changed from CRAY to CRAYE at the opening of business on May 10, 2005.

The Company will request an appeal hearing with the Nasdaq Listing Qualifications Panel by May 13, 2005, for continued listing on the Nasdaq National Market. Under Nasdaq Marketplace Rules, Cray common stock will remain listed on the Nasdaq National market pending the outcome of the hearing. If the Company were not to file its appeal by May 13, 2005, then the Company’s common stock would be delisted from The Nasdaq Stock Market at the opening of business on May 17, 2005.

Conference Call Information
Management had previously scheduled a conference call for investors today, Monday, May 9, at 2:00 p.m. Pacific Time, to discuss the Company’s financial results for the first quarter of 2005. Management will discuss the notice from The Nasdaq Stock Market in the same call.

To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-800-257-3401. International callers should dial 303-262-2006. To listen to the live audio webcast, go to in the Investors section of the Cray website at http://investors.cray.com or to www.streetevents.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 365 days.

If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11028847#. International callers can listen to the replay by dialing 303-590-3000, access code 11028847#. The conference call replay will be available for 48 hours, beginning at 5:00 p.m. Pacific Time, May 9, 2005.

About Cray

As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

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Cray is a registered trademark of Cray Inc. All other trademarks are the property of their respective owners.